UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 27, 2018

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On July 27, 2018, Green Plains Cattle Company LLC (“GPCC”) entered into an asset purchase agreement (the “Purchase Agreement”) to acquire two feeding operations from Bartlett Cattle Company, L.P. for $16.2 million, plus working capital of approximately $109 million. The transaction includes two feed yards located in Sublette, Kansas and Tulia, Texas and will add combined feedlot capacity of 97,000 head of cattle to the company’s operations. The Sublette and Tulia feeding operations consist of approximately 2,100 acres of land, supporting infrastructure and feed storage assets, and are strategically located near major meat packers.

The transaction closed on August 1, 2018 following receipt of regulatory approval. The transaction will be financed using cash on hand and proceeds from the Green Plains Cattle senior secured asset-based revolving credit facility.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form

8-K, and is incorporated into this Item 1.01 by reference.

Green Plains Cattle Revolver

On July 31, 2018, GPCC entered into an amendment of its senior secured asset-based revolving credit facility with a group of lenders led by Bank of the West and ING Capital LLC. The amendment was completed to fund the additional working capital requirements related to the acquisition of the Sublette, Kansas and Tulia, Texas cattle feeding operations.

The revolving credit facility is used to finance the working capital for all of GPCC’s cattle feedlot operations up to the maximum commitment, based on eligible collateral equal to the sum of percentages of eligible receivables, inventories and other current assets, less miscellaneous adjustments. The amendment increases the maximum commitment from $425  million to $500 million and also includes an accordion feature that enables the credit facility to be increased by up to $100 million with agent approval.

All other terms and conditions of the credit facility remain the same. The credit increase is in accordance with the Sixth Amendment to the Credit Agreement. The Sixth Amendment will be filed in its entirety with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Item 1.02.Termination of a Material Definitive Agreement.

On August 1, 2018, DKGP Energy Terminals LLC, the 50/50 joint venture between Delek Logistics Partners LP and Green Plains Partners LP, notified AMID Merger LP of its termination of the membership interest purchase agreement (MIPA), dated as of February 16, 2018, to acquire all of the membership interests of AMID Refined Products LLC. For a description of the material terms of the MIPA, please see our Current Report on Form 8-K filed on February 20, 2018.

The MIPA was terminated due to regulatory obstacles. The termination was made pursuant to Section 8.1 of the MIPA, without any liability, obligation or penalty incurred by either party.

Item 2.01.Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01 under “Asset Purchase Agreement” is incorporated into this Item 2.01 by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 under “Green Plains Cattle Revolver” is incorporated into this Item 2.03 by reference.

Item 7.01.Regulation FD Disclosure.

On July 31, 2018, the company issued a press release announcing the Bartlett Cattle Company acquisition and the related amendment to the Green Plains Cattle senior secured asset-based revolving credit facility, which is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits. The following exhibits are filed as part of this report.

Exhibit	Description
2.1	Asset Purchase Agreement, dated as of July 27, 2018, by and among Green Plains Cattle Company LLC, and Bartlett Cattle Company, L.P.
99.1	Press release, dated July 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2018	Green Plains Inc. By: /s/ John Neppl John Neppl Chief Financial Officer (Principal Financial Officer)